Exhibit 99.1

GAP INC. ANNOUNCES CHIEF SUPPLY CHAIN OFFICER RESIGNATION

SAN FRANCISCO — July 22, 2003 — Gap Inc. (NYSE:GPS) announced today the resignation of Chuck Crovitz, executive vice president and chief supply chain officer.

Mr. Crovitz, 50, who joined the company in 1993 as head of strategic planning and business development, most recently was responsible for global product sourcing, distribution and transportation operations, and the coordinated management of the company’s merchandise supply chain.

The company said it plans to conduct an external search for a successor. In the interim, the company’s sourcing and logistics functions will report to President and CEO Paul Pressler.

“Chuck leaves behind a strong organization, and I want to thank him for his contributions and the strategic thinking he brought to key company initiatives,” Mr. Pressler said. “Our supply chain is a critical point of competitive advantage, and maximizing our current strengths while also creating more flexible, innovative capabilities are strategic priorities. We’ll be searching for a seasoned supply chain executive who can closely partner with our brands to optimize product development cycles and make sure we can quickly and cost-effectively deliver products to our diverse customer segments.”

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Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2002 sales were $14.5 billion. As of July 5, 2003, Gap Inc. operated 4,236 store concepts (3,099 store locations) in the United States, the United Kingdom, Canada, France, Japan and Germany. In the United States, customers also may shop the company’s online stores at gap.com, Banana Republic.com and oldnavy.com.

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